UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2013

OFG Bancorp

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Oriental Center, 15th Floor 254 Muñoz Rivera Avenue San Juan, Puerto Rico	00918
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

José Rafael Fernández entered into a three-year employment agreement with OFG Bancorp (the “Company”) on August 22, 2013 (the “Agreement”). Mr. Fernández is the President and Chief Executive Officer of the Company and the Vice Chairman of its Board of Directors (the “Board”). The Agreement will be effective on July 1, 2013, and will replace the employment agreement, dated December 3, 2010, between the Company and Mr. Fernández.

As provided in the Agreement, Mr. Fernández will report directly to the Board and will have overall responsibility for the business and affairs of the Company. During the term of the Agreement and in any election of directors in which Mr. Fernández’s term as director is set to expire, the Board will nominate and recommend to the shareholders of the Company his election as a Board member and, if elected, will appoint him its Vice Chairman. He will be compensated as follows: (i) an annual base salary of $865,000, which may be increased by the Board’s Compensation Committee after the first year; (ii) an annual performance bonus based on an annual target bonus of 70% of his annual base salary under the Company’s non-equity incentive bonus plan; (iii) an annual allowance of $85,000 for the payment of his car-related expenses, membership expenses for social, business and professional organizations, and any other expenses which in his judgment are reasonably appropriate for the performance of his duties as President and Chief Executive Officer of the Company; (iv) the renewal for an additional 10-year term of his existing term life insurance policy in the amount of $3,000,000 covering his life and having as beneficiaries his spouse and heirs or other beneficiaries designated by him; (v) an award of 30,000 restricted stock units of the Company pursuant to the Company’s Amended and Restated 2007 Omnibus Performance Incentive Plan (the “Plan”); and (vi) additional equity incentive Plan awards of up to 85% of his annual base salary at the discretion of the Board’s Compensation Committee.

The Agreement may be terminated by the Board for “just cause” (as defined therein). In the event it is terminated for just cause or if Mr. Fernández is removed or barred from office under applicable law, he will have no right to compensation or other benefits for any period after such termination. However, if the Agreement is terminated by the Board other than for just cause and other than in connection with a change in control of the Company (as defined in his Change in Control Compensation Agreement with the Company), or if Mr. Fernández terminates the Agreement for “good reason” (as defined in the Agreement), the Company will be required to pay him as severance, in lieu of any further compensation for periods subsequent to the date of termination, a lump sum equal to the product of (a) his annual base salary, bonus (equal to the average cash bonus paid to him in the last two fiscal years prior to the termination date), expense allowance, and equity awards (equal to the average of the aggregate grant date fair value of the equity awards granted to him in the last two fiscal years prior to the termination date), multiplied by (b) three.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFG BANCORP

Date: August 23, 2013	By:	/s/ Carlos O. Souffront
Carlos O. Souffront
General Counsel and Secretary of the Board of Directors